Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires Two Recently-Constructed Properties in Greater Philadelphia Area

LADERA RANCH, CALIF – April 26, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly-registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of two recently-constructed self storage facilities in the Greater Philadelphia MSA. These represent the 11th and 12th acquisitions in SST VI. Since SST VI launched as a private REIT in the first quarter of 2021, the REIT has purchased approximately $165 million of self storage facilities and land parcels to be developed into self storage.

“We are excited to add these two newly-constructed properties to the SST VI portfolio, and simultaneously enter the Philadelphia market,” said Wayne Johnson, Chief Investment Officer of SST VI. “With our ninth and tenth operating properties in program, we believe we are amassing a very high quality portfolio that we expect will create strong value for stockholders.”

Located at 401 Bellevue Road, the newly constructed facility in Newark, DE, a suburb of Philadelphia, is a state-of-the-art facility that is well positioned to serve the areas of Wilson, Brookside, Ogletown, and The University of Delaware. Opened in August 2021, the four-story facility is comprised of approximately 80,650 square feet of rental space. The facility’s 830 units are 100% climate controlled with a blend of first-floor and elevator access units. Further, it is the only storage facility offering climate-controlled units within a 2-mile radius.

The Levittown, PA facility, which opened in October 2021, is located at 1723 Woodbourne Road in the Levittown, PA, the largest suburb of Philadelphia. The three-story facility offers approximately 78,000 square feet of rental space and 810 units, 100% of which is interior climate controlled. This location serves the areas of Fairless Hills, Langhorne, Woodbourne and Fallsington. The new SmartStop® Self Storage location has desirable amenities including a sophisticated security system, secured and alarmed doors, gated entry and interior climate-controlled units with spacious elevators for second and third level units.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that intends to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the Unites States and Canada. As of April 26, 2022, SST VI has a portfolio of ten operating properties in the United States comprising approximately 6,830 units and 701,850 rentable square feet and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 420 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of April 26, 2022, SmartStop has an owned and managed portfolio of 167 properties in 22 states and Ontario, Canada and comprising approximately 113,800 units and 12.9 million rentable square feet. SmartStop and its affiliates own or manage 19 operating self storage properties in the Greater Toronto Area, which total approximately 16,200 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-3331

IR@smartstop.com